SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is made and entered into this 19th day of April, 2017, by and between JOUEBOIRE, LLC, a Utah limited liability company, whose address is 175 S Main Street, Suite 1410, Salt Lake City, Utah 84111 ("Joueboire"), and CIRTRAN CORPORATION, a Nevada corporation, whose mailing address is 4125 S 6000 W, West Valley, Utah 84128 ("CirTran"), based on the following:

Premises

A. Pursuant to a nonrecourse assignment dated as of December 31, 2015, by and between YA Global Investments, L.P., a Cayman Island exempt limited partnership ("YAG") and Joueboire, YAG agreed to assign to Joueboire contracts evidencing the obligation of CirTran to pay to YAG an aggregate of $3,288,505.88 as of the date of such nonrecourse assignment, plus interest, and Joueboire to pay to YAG a total of $500,000, of which $150,000 was paid.

B. Joueboire entered into the foregoing nonrecourse assignment and related agreements with YAG on the understanding and expectation that CirTran would maintain its compliance with the periodic reporting obligations set forth in Section 13 of the Securities Exchange Act of 1934. Notwithstanding CirTran's efforts to meet its reporting obligations, it failed to do so. Accordingly, Joueboire was practicably precluded from converting the contracts received under the nonrecourse assignment from YAG dated as of December 31, 2015, to acquire common stock of CirTran that could be resold in the public trading market for CirTran common stock. As a result, Joueboire was effectively precluded from realizing its expected substantial gain from the transaction.

C. YAG has now advised Joueboire that YAG is terminating the nonrecourse assignment agreement and recovering the assigned contracts, which precludes Joueboire from completing the purchase and the potential resale of CirTran common stock received on conversion of the contracts acquired.

D. CirTran desires to enter into this Agreement with Joueboire in order to induce Joueboire not to contest YAG's claim of default and recovery of full ownership and control of the contracts assigned in the foregoing nonrecourse assignment and to obtain a release from Joueboire of all related claims.

B. Agreement

NOW, THEREFORE, upon the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, it is hereby agreed as follows:

1. Release. Joueboire, for itself and on behalf of its parents, subsidiaries, affiliates, members, managers, partners, officers, employees, attorneys, administrators, agents, representatives, successors, and assigns (collectively, the "Joueboire Parties"), hereby irrevocably and unconditionally releases, relieves, acquits, waives, relinquishes, and discharges each of CirTran and its parents, subsidiaries, affiliates, shareholders, directors, partners, officers, employees, attorneys, administrators, agents, representatives, successors, and assigns (collectively, the "CirTran Parties"), of and from all actions and causes of action, of whatever kind or character, known or unknown (as well as all other constitutional, federal, state, and local law claims, whether statutory, regulatory, common law, or otherwise, whether known or unknown, whether foreseen or unforeseen, at law or in equity) related to or in connection with the Joueboire nonrecourse assignment to YAG or this Agreement and all contracts and instruments between or among

any Joueboire Party and any CirTran Party, as well as any course of dealings among any CirTran Party and any Joueboire Party.

2. Promise to Pay. CirTran promises to pay to Joueboire the principal sum of $500,000, in lawful money of the United States of America for payment of private debts, together with simple interest on the unpaid principal balance at the rate of 5% per annum from and after the date of this Agreement (calculated on the basis of the actual number of days elapsed).

3. Payment. All unpaid principal and all accrued and unpaid interest shall be due and payable on April 30, 2021 (the "Due Date"), in the form of bank wire transfer or other equivalent form of guaranteed funds. All partial payments under this Agreement will be applied first to the reduction of accrued interest and then to the reduction of principal under this Agreement.

4. Time and Place of Payment. If any payment falls due on a day that is considered a legal holiday in the state of Utah, CirTran shall be entitled to delay such payment until the next succeeding regular business day, but interest shall continue to accrue until the payment is in fact made. Each payment or prepayment hereon must be paid at Joueboire's address as set forth above or at such other place as the Joueboire may, from time to time, designate in writing.

5. Prepayment. CirTran reserves the right and privilege of prepaying the amounts due under this Agreement in whole or in part, at any time or from time to time, without notice, premium, charge, or penalty. Prepayments under this Agreement shall be applied first to accrued and unpaid interest to the date of such prepayment, next to expenses for which Joueboire is due to be reimbursed under the terms under this Agreement, and then to the unpaid principal balance hereof.

6. Payment in Kind. At the election of CirTran, it can pay, satisfy, and discharge any payment or prepayment due under the amounts due under this Agreement, whether at maturity or otherwise, by issuing to Joueboire shares of CirTran's common stock valued at a price per share equal to the last reported trade of CirTran's common stock on the primary market or exchange on which the common stock is then listed, as quoted by Bloomberg.

7. Default.

(a) Without notice or demand (which are hereby waived), the entire unpaid principal balance of, and all accrued interest on, the amounts due under this Agreement shall immediately become due and payable at the option of Joueboire upon the occurrence of one or more of the following events of default ("Events of Default"):

(i) the failure or refusal of CirTran to pay principal of or interest under this Agreement within 10 days of when the same becomes due in accordance with the terms hereof;

(ii) the failure or refusal of CirTran punctually and properly to perform, observe, and comply with any covenant or agreement contained herein, and such failure or refusal continues for a period of 30 days after CirTran has (or, with the exercise of reasonable investigation, should have) notice hereof;

(iii) CirTran shall: (1) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (defined hereinafter); or (2) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights (defined

hereinafter) of Joueboire granted herein (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days of the filing of same). "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally. "Rights" means rights, remedies, powers, and privileges. "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, parish, municipality, or Tribunal. "Tribunal" means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted and/or existing;

(iv) the failure to have discharged within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding against any of the assets of CirTran, or the loss, theft, or destruction of, or occurrence of substantial damage to, a material part of the assets of CirTran, except to the extent adequately covered by insurance; or

(v) CirTran fails to pay any money judgment against it at least 10 days before the date on which any of CirTran's assets may be lawfully sold to satisfy such judgment.

(b) If any one or more of the Events of Default specified above shall have happened, Joueboire may, at its option: (i) declare the entire unpaid balance of principal of and accrued interest under this Agreement to be immediately due and payable without notice or demand; (ii) offset against the amounts due under this Agreement any sum or sums owed by Joueboire to CirTran; (iii) reduce any claim to judgment; (iv) foreclose all liens and security interests securing payment thereof or any part thereof; and (v) proceed to protect and enforce its rights by suit in equity, action of law, or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in the amounts due under this Agreement, in aid of the exercise granted by the amounts due under this Agreement of any right, or to enforce any other legal or equitable right or remedy of Joueboire.

8. Cumulative Rights. No delay on the part of Joueboire in the exercise of any power or right, or single partial exercise of any such power or right, under the amounts due under this Agreement or under any other instrument executed pursuant hereto shall operate as a waiver thereof. Enforcement by Joueboire of any security for the payment hereof shall not constitute any election by Joueboire of remedies so as to preclude the exercise of any other available remedy.

9. Collection Costs. If the amounts due under this Agreement are placed in the hands of an attorney for collection, or if they are collected through any legal proceeding at law or in equity or in bankruptcy, receivership, or other court proceedings, CirTran agrees to pay all costs of collection, including court costs and reasonable attorney's fees of the Joueboire.

10. Notices. Any notice, demand, request, or other communication permitted or required under the amounts due under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or three days after the date so mailed, if mailed by certified mail, return receipt requested, addressed to the parties at their respective addresses on the first page.

11. Successor and Assigns. No party shall assign its rights and obligations under this Agreement without the written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their permitted successors and assigns.

12. Headings. The headings of the sections under this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

13. Applicable Law. This Agreement is being executed and delivered, and is intended to be performed, in the state of Utah, and the substantive laws of such state shall govern the validity, construction, enforcement, and interpretation under this Agreement, except insofar as federal laws shall have application.

14. Counterpart Signatures. This Agreement may be executed in duplicate counterparts of like tenor, each of which shall be deemed an original but both of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CIRTRAN CORPORATION

By: ______________________________
Iehab Hawatmeh, President

JOUEBOIRE, LLC

By: ______________________________
Matthew Alexander Riddick, Managing Member